Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Fourth Quarter 2020 Results;

Provides Full Year 2021 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, February 22, 2021 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2020.

Highlights of the fourth quarter include:

•	Net income of $105.8 million or $0.94 per share and site leasing revenue of $493.0 million

•	AFFO per share growth of 18.8% over the year earlier period on a constant currency basis

•	Repurchased 2.2 million shares cumulatively in the fourth quarter and subsequent to quarter end

•	Signed a new master lease agreement with Dish subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.58 per share of the Company’s Class A common stock, an increase of approximately 25% over the dividend paid in the fourth quarter. The distribution is payable March 26, 2021 to the shareholders of record at the close of business on March 10, 2021.

“We had a very strong finish to 2020, producing material growth in AFFO per share well ahead of plan,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “The fourth quarter was our strongest of the year in terms of customer activity, and we continued to execute very well notwithstanding the ongoing impact of Covid-19 to varying degrees across all of our markets. I want to express my continued gratitude to our employees, customers and vendors for their extraordinary efforts during these difficult times. With the CBRS and C-Band auctions now a reality in the US, our recently-announced master agreement with Dish, and important spectrum auctions planned for our international markets over the next two years, we believe we are on the cusp of another increase in operational activity and demand for our infrastructure likely to begin in the second half of 2021 and continue for years thereafter. Together with these favorable business prospects, we find ourselves in a low-interest rate environment with a low cost of capital and abundant sources of financing. As a result, we have stayed fully invested and intend to stay fully invested in our business, repurchasing since our last earnings release 1.8 million shares of our stock and just last week closing on our very exciting transaction with PG&E, among other portfolio growth transactions we have consummated. We are extremely confident and excited about our future, so much so that we have just approved an increase to our quarterly dividend of approximately 25%. While a substantial increase, this dividend on an annual basis represents less than 23% of the midpoint of our AFFO in our 2021 Outlook, leaving us substantial capital for additional investment. We believe we will continue to produce material growth in AFFO per share and, including the dividend, total shareholder return.”

Operating Results

The table below details select financial results for the three months ended December 31, 2020 and comparisons to the prior year period.

	Q4 2020	Q4 2019	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$493.0	$481.1	$11.9	2.5%	6.1%
Site development revenue	43.0	32.6	10.4	31.9%	31.9%
Tower cash flow (1)	402.2	387.4	14.8	3.8%	6.9%
Net income	105.8	67.4	38.4	57.0%	26.2%
Earnings per share - diluted	0.94	0.59	0.35	59.3%	28.9%
Adjusted EBITDA (1)	380.6	362.4	18.2	5.0%	8.1%
AFFO (1)	280.1	248.8	31.3	12.6%	17.0%
AFFO per share (1)	2.49	2.18	0.31	14.2%	18.8%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the fourth quarter of 2020 were $536.0 million compared to $513.7 million in the year earlier period, an increase of 4.3%. Site leasing revenue in the quarter of $493.0 million was comprised of domestic site leasing revenue of $393.0 million and international site leasing revenue of $100.0 million. Domestic cash site leasing revenue was $391.9 million in the fourth quarter of 2020 compared to $377.7 million in the year earlier period, an increase of 3.8%. International cash site leasing revenue was $100.9 million in the fourth quarter of 2020 compared to $100.4 million in the year earlier period, an increase of 0.5%, or 18.2% on a constant currency basis. Site development revenues were $43.0 million in the fourth quarter of 2020 compared to $32.6 million in the year earlier period, an increase of 31.9%.

Site leasing operating profit was $399.3 million, an increase of 3.4% over the year earlier period. Site leasing contributed 97.9% of the Company’s total operating profit in the fourth quarter of 2020. Domestic site leasing segment operating profit was $328.5 million, an increase of 3.8% over the year earlier period. International site leasing segment operating profit was $70.7 million, an increase of 1.3% over the year earlier period.

Tower Cash Flow of $402.2 million for the fourth quarter of 2020 was comprised of Domestic Tower Cash Flow of $330.1 million and International Tower Cash Flow of $72.1 million. Domestic Tower Cash Flow for the quarter increased 4.0% over the prior year period and International Tower Cash Flow increased 3.0% over the prior year period, or 20.1% on a constant currency basis. Tower Cash Flow Margin was 81.6% for the fourth quarter of 2020, as compared to 81.0% for the year earlier period.

Net income for the fourth quarter of 2020 was $105.8 million, or $0.94 per share, and included a $53.1 million gain, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income for the fourth quarter of 2019 was $67.4 million, or $0.59 per share, and included a $23.7 million gain, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA for the quarter was $380.6 million, a 5.0% increase over the prior year period. Adjusted EBITDA Margin was 71.0% in the fourth quarter of 2020 and 2019.

Net Cash Interest Expense was $85.9 million in the fourth quarter of 2020 compared to $96.5 million in the fourth quarter of 2019, a decrease of 11.0%.

AFFO for the quarter was $280.1 million, a 12.6% increase over the prior year period. AFFO per share for the fourth quarter of 2020 was $2.49, a 14.2% increase over the prior year period, and 18.8% on a constant currency basis.

Investing Activities

During the fourth quarter of 2020, SBA acquired 104 communication sites for total cash consideration of $133.5 million paid during or subsequent to the end of the quarter. SBA also built 106 towers during the fourth quarter of 2020. As of December 31, 2020, SBA owned or operated 32,923 communication sites, 16,546 of which are located in the United States and its territories, and 16,377 of which are located internationally. In addition, the Company spent $16.4 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the fourth quarter of 2020 were $104.7 million, consisting of $10.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $94.7 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the fourth quarter of 2020, the Company acquired 25 communication sites for an aggregate consideration of $8.4 million in cash. In addition, on February 16, 2021, the Company closed on the acquisition of wireless tenant licenses on 697 utility transmission structures related to the previously announced PG&E transaction for $954.0 million of cash consideration. The balance of the PG&E transaction is anticipated to close by the end of the third quarter. Furthermore, the Company has agreed to purchase and anticipates closing on 299 additional communication sites for an aggregate amount of $72.7 million. The Company anticipates that the majority of these acquisitions will be consummated by the end of the second quarter of 2021.

Financing Activities and Liquidity

SBA ended the fourth quarter of 2020 with $11.2 billion of total debt, $7.8 billion of total secured debt, $340.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $10.8 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.1x and 4.9x, respectively.

On January 29, 2021, the Company issued $1.5 billion of unsecured senior notes due February 1, 2029 (the “2021 Senior Notes”). The 2021 Senior Notes accrue interest at a rate of 3.125% per annum. Interest on the 2021 Senior Notes is due semi-annually on February 1 and August 1 of each year, beginning on August 1, 2021. Net proceeds from this offering were used to fully redeem all of the 4.000% Senior Notes (the “2017 Notes”) and to pay all premiums and costs associated with such redemption, repay the amounts outstanding under the Revolving Credit Facility, and for general corporate purposes.

As of the date of this press release, as a result of the closing of the PG&E transaction, the Company had $630.0 million outstanding under the $1.25 billion Revolving Credit Facility.

During the fourth quarter of 2020, the Company repurchased 1.7 million shares of its Class A common stock for $480.3 million at an average price per share of $290.89 under its $1.0 billion stock repurchase plan. Subsequent to December 31, 2020, the Company repurchased 0.5 million shares of its Class A common stock for $144.0 million, at an average price per share of $262.16. Shares repurchased were retired. As of the date of this filing, the Company has $500.0 million of authorization remaining under the plan.

In the fourth quarter of 2020, the Company declared and paid a cash dividend of $51.5 million.

Outlook

The Company is providing its initial full year 2021 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2021 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2021 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2021 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2021, although the Company may ultimately spend capital to repurchase some of its stock during the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.55 Brazilian Reais to 1.0 U.S. Dollar, 1.28 Canadian Dollars to 1.0 U.S. Dollar, and 15.04 South African Rand to 1.0 U.S. Dollar for the full year 2021 outlook. When compared to 2020 actual foreign currency exchange rates, these 2021 foreign currency rate assumptions negatively impacted the 2021 full year Outlook by approximately $14 million for leasing revenue, $10 million for Tower Cash Flow, $10 million for Adjusted EBITDA and $10 million for AFFO.

(in millions, except per share amounts)	Full Year 2021
Site leasing revenue (1)	$2,032.0	to	$2,052.0
Site development revenue	$140.0	to	$160.0
Total revenues	$2,172.0	to	$2,212.0
Tower Cash Flow (2)	$1,664.0	to	$1,684.0
Adjusted EBITDA (2)	$1,562.0	to	$1,582.0
Net cash interest expense (3)	$358.0	to	$368.0
Non-discretionary cash capital expenditures (4)	$37.0	to	$47.0
AFFO (2)	$1,117.0	to	$1,163.0
AFFO per share (2) (5)	$10.00	to	$10.41
Discretionary cash capital expenditures (6)	$1,200.0	to	$1,220.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 111.7 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2021.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, February 22, 2021 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, February 22, 2021 at 5:00 PM (EDT), please dial-in by 4:45 PM
Dial-in Number:	(877) 692-8955
Access Code:	1527350
Conference Name:	SBA Fourth Quarter Results
Replay Available:	February 22, 2021 at 11:00 PM to March 8, 2021 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 4810660
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer activity and demand for the Company’s wireless communications infrastructure during 2021 and thereafter and the timing of such activity and demand, (ii) the impact of economic conditions on capital spending, including the continued impact of the COVID-19 pandemic, (iii) the availability and sources of financing; (iv) the Company’s future capital allocation, including with respect to its increased dividend and its availability of capital for additional investment; (v) the Company’s financial and operational performance in 2021, including growth in AFFO per share and total shareholder return, (vi) the Company’s financial and operational guidance for the full year 2021, the assumptions it made and the drivers contributing to its full year guidance, (vii) the timing of closing for currently pending acquisitions, and (viii) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa and in other international markets; (11) the ability of Dish to become and compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the

Company’s control that could affect the Company’s ability to build additional towers in 2021; (15) the extent and duration of the impact of the COVID-19 crisis on the global economy, on the Company’s business and results of operations, and on foreign currency exchange rates; and (16) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2021 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2020 and Quarterly Report on Form 10-Q filed with the Commission on November 5, 2020.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
Revenues:
Site leasing	$492,947	$481,100	$1,954,472	$1,860,858
Site development	42,958	32,559	128,666	153,787

Total revenues	535,905	513,659	2,083,138	2,014,645

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	93,659	94,785	373,778	373,951
Cost of site development	34,333	26,474	102,750	119,080
Selling, general, and administrative expenses (1)	47,412	43,962	194,267	192,717
Acquisition and new business initiatives related adjustments and expenses	4,024	5,559	16,582	15,228
Asset impairment and decommission costs	10,994	9,472	40,097	33,103
Depreciation, accretion, and amortization	180,383	179,487	721,970	697,078

Total operating expenses	370,805	359,739	1,449,444	1,431,157

Operating income	165,100	153,920	633,694	583,488

Other income (expense):
Interest income	641	808	2,981	5,500
Interest expense	(86,545)	(97,355)	(367,874)	(390,036)
Non-cash interest expense	(11,803)	(1,239)	(24,870)	(3,193)
Amortization of deferred financing fees	(4,847)	(7,133)	(20,058)	(22,466)
Loss from extinguishment of debt, net	—	—	(19,463)	(457)
Other income (expense), net	77,986	35,349	(222,159)	14,053

Total other expense, net	(24,568)	(69,570)	(651,443)	(396,599)

Income (loss) before income taxes	140,532	84,350	(17,749)	186,889
(Provision) benefit for income taxes	(34,347)	(16,794)	41,796	(39,605)

Net income	106,185	67,556	24,047	147,284
Net (income) loss attributable to noncontrolling interests	(404)	(206)	57	(293)

Net income attributable to SBA Communications Corporation	$105,781	$67,350	$24,104	$146,991

Net income per common share attributable to SBA Communications Corporation:
Basic	$0.96	$0.60	$0.22	$1.30

Diluted	$0.94	$0.59	$0.21	$1.28

Weighted average number of common shares
Basic	110,707	112,288	111,532	112,809

Diluted	112,538	114,306	113,465	114,693

(1)

Includes non-cash compensation of $16,525 and $12,163 for the three months ended December 31, 2020 and 2019, and $66,816 and $71,180 for the twelve months ended December 31, 2020 and 2019, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$308,560	$108,309
Restricted cash	31,671	30,243
Accounts receivable, net	74,088	132,125
Costs and estimated earnings in excess of billings on uncompleted contracts	34,796	26,313
Prepaid expenses and other current assets	23,875	37,281

Total current assets	472,990	334,271
Property and equipment, net	2,677,326	2,794,602
Intangible assets, net	3,156,150	3,626,773
Right-of-use assets, net	2,373,560	2,572,217
Other assets	477,992	432,078

Total assets	$9,158,018	$9,759,941

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$109,969	$31,846
Accrued expenses	63,031	67,618
Current maturities of long-term debt	24,000	522,090
Deferred revenue	113,117	113,507
Accrued interest	54,350	49,269
Current lease liabilities	236,037	247,015
Other current liabilities	14,297	16,948

Total current liabilities	614,801	1,048,293
Long-term liabilities:
Long-term debt, net	11,071,796	9,812,335
Long-term lease liabilities	2,094,363	2,279,400
Other long-term liabilities	186,246	270,868

Total long-term liabilities	13,352,405	12,362,603
Redeemable noncontrolling interests	15,194	16,052
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 109,819 shares and 111,775 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	1,098	1,118
Additional paid-in capital	2,586,130	2,461,335
Accumulated deficit	(6,604,028)	(5,560,695)
Accumulated other comprehensive loss, net	(807,582)	(568,765)

Total shareholders’ deficit	(4,824,382)	(3,667,007)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,158,018	$9,759,941

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,185	$67,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	180,383	179,487
Non-cash asset impairment and decommission costs	10,826	9,425
Non-cash compensation expense	16,975	12,581
Non-cash interest expense	11,803	1,239
Amortization of deferred financing fees	4,847	5,025
Gain on remeasurement of U.S. dollar denominated intercompany loans	(79,559)	(39,014)
Deferred income tax expense	29,917	9,947
Other non-cash items reflected in the Statements of Operations	2,556	795
Changes in operating assets and liabilities, net of acquisitions:
AR and costs and est. earnings in excess of billings on uncompleted contracts, net	(10,077)	1,763
Prepaid expenses and other assets	5,185	209
Operating lease right-of-use assets, net	21,465	25,147
Accounts payable and accrued expenses	2,420	(3,978)
Accrued interest	20,466	14,776
Long-term lease liabilities	(25,648)	(23,487)
Other liabilities	(54,619)	3,590

Net cash provided by operating activities	243,125	265,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(71,519)	(490,256)
Capital expenditures	(33,195)	(42,855)
Other investing activities	11,726	1,019

Net cash used in investing activities	(92,988)	(532,092)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under Revolving Credit Facility	380,000	490,000
Repurchase and retirement of common stock	(480,347)	(199,448)
Payment of dividends on common stock	(51,490)	(41,514)
Other financing activities	(2,930)	(3,771)

Net cash (used in) provided by financing activities	(154,767)	245,267

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	11,465	4,204
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	6,835	(17,560)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	335,973	158,680

End of period	$342,808	$141,120

Selected Capital Expenditure Detail

	For the three months ended December 31, 2020	For the year ended December 31, 2020
	(in thousands)
Construction and related costs on new builds	$14,610	$54,736
Augmentation and tower upgrades	8,628	38,340
Non-discretionary capital expenditures:
Tower maintenance	7,233	29,395
General corporate	2,724	6,095

Total non-discretionary capital expenditures	9,957	35,490

Total capital expenditures	$33,195	$128,566

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at September 30, 2020	16,495	16,229	32,724
Sites acquired during the fourth quarter	53	51	104
Sites built during the fourth quarter	3	103	106
Sites decommissioned/reclassified during the fourth quarter	(5)	(6)	(11)

Sites owned at December 31, 2020	16,546	16,377	32,923

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019	2020	2019
	(in thousands)
Segment revenue	$392,987	$380,386	$99,960	$100,714	$42,958	$32,559
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(64,448)	(63,889)	(29,211)	(30,896)	(34,333)	(26,474)

Segment operating profit	$328,539	$316,497	$70,749	$69,818	$8,625	$6,085

Segment operating profit margin	83.6%	83.2%	70.8%	69.3%	20.1%	18.7%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2016 Senior Notes, 2017 Senior Notes, 2020 Senior Notes, and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Fourth quarter 2020 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	2.5%	(3.6%)	6.1%
Total cash site leasing revenue	3.1%	(3.7%)	6.8%
Int’l cash site leasing revenue	0.5%	(17.7%)	18.2%
Total site leasing segment operating profit	3.4%	(3.0%)	6.4%
Int’l site leasing segment operating profit	1.3%	(17.0%)	18.3%
Total site leasing tower cash flow	3.8%	(3.1%)	6.9%
Int’l site leasing tower cash flow	3.0%	(17.1%)	20.1%
Net income	57.0%	30.8%	26.2%
Earnings per share - diluted	59.3%	30.4%	28.9%
Adjusted EBITDA	5.0%	(3.1%)	8.1%
AFFO	12.6%	(4.4%)	17.0%
AFFO per share	14.2%	(4.6%)	18.8%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019	2020	2019
	(in thousands)
Site leasing revenue	$392,987	$380,386	$99,960	$100,714	$492,947	$481,100
Non-cash straight-line leasing revenue	(1,046)	(2,695)	894	(328)	(152)	(3,023)

Cash site leasing revenue	391,941	377,691	100,854	100,386	492,795	478,077
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,448)	(63,889)	(29,211)	(30,896)	(93,659)	(94,785)
Non-cash straight-line ground lease expense	2,593	3,565	460	499	3,053	4,064

Tower Cash Flow	$330,086	$317,367	$72,103	$69,989	$402,189	$387,356

Tower Cash Flow Margin	84.2%	84.0%	71.5%	69.7%	81.6%	81.0%

Forecasted Tower Cash Flow for Full Year 2021

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

	Full Year 2021
	(in millions)
Site leasing revenue	$2,032.0	to	$2,052.0
Non-cash straight-line leasing revenue	(1.5)	to	3.5

Cash site leasing revenue	2,030.5	to	2,055.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(372.0)	to	(382.0)
Non-cash straight-line ground lease expense	5.5	to	10.5

Tower Cash Flow	$1,664.0	to	$1,684.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months ended December 31,
	2020	2019
	(in thousands)
Net income	$106,185	$67,556
Non-cash straight-line leasing revenue	(152)	(3,023)
Non-cash straight-line ground lease expense	3,053	4,064
Non-cash compensation	16,975	12,581
Other (income) expense, net	(77,986)	(35,349)
Acquisition and new business initiatives related adjustments and expenses	4,024	5,559
Asset impairment and decommission costs	10,994	9,472
Interest income	(641)	(808)
Total interest expense (1)	103,195	105,727
Depreciation, accretion, and amortization	180,383	179,487
Provision for taxes (2)	34,566	17,127

Adjusted EBITDA	$380,596	$362,393

Annualized Adjusted EBITDA (3)	$1,522,384	$1,449,572

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2020 and 2019, these amounts included $219 and $333, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2020	2019
	(in thousands)
Total revenues	$535,905	$513,659
Non-cash straight-line leasing revenue	(152)	(3,023)

Total revenues minus non-cash straight-line leasing revenue	$535,753	$510,636

Adjusted EBITDA	$380,596	$362,393

Adjusted EBITDA Margin	71.0%	71.0%

Forecasted Adjusted EBITDA for Full Year 2021

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

	Full Year 2021
	(in millions)
Net income	$159.0	to	$208.0
Non-cash straight-line leasing revenue	(1.5)	to	3.5
Non-cash straight-line ground lease expense	5.5	to	10.5
Non-cash compensation	84.0	to	79.0
Loss from extinguishment of debt, net	11.5	to	12.5
Other expense, net	72.0	to	72.0
Acquisition and new business initiatives related adjustments and expenses	20.0	to	15.0
Asset impairment and decommission costs	28.0	to	23.0
Interest income	(3.5)	to	(0.5)
Total interest expense (1)	432.0	to	420.0
Depreciation, accretion, and amortization	725.0	to	715.0
Provision for taxes (2)	30.0	to	24.0

Adjusted EBITDA	$1,562.0	to	$1,582.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months ended December 31,
(in thousands, except per share amounts)	2020	2019
Net income	$106,185	$67,556
Real estate related depreciation, amortization, and accretion	179,394	178,399
Asset impairment and decommission costs (1)	10,994	9,472
Adjustments for unconsolidated joint ventures	—	(155)

FFO	$296,573	$255,272
Adjustments to FFO:
Non-cash straight-line leasing revenue	(152)	(3,023)
Non-cash straight-line ground lease expense	3,053	4,064
Non-cash compensation	16,975	12,581
Adjustment for non-cash portion of tax provision	29,917	9,949
Non-real estate related depreciation, amortization, and accretion	989	1,088
Amortization of deferred financing costs and debt discounts and non-cash interest expense	16,650	8,372
Other expense, net	(77,986)	(35,349)
Acquisition and new business initiatives related adjustments and expenses	4,024	5,559
Non-discretionary cash capital expenditures	(9,957)	(9,853)
Adjustments for unconsolidated joint ventures	—	155

AFFO	$280,086	$248,815

Weighted average number of common shares (2)	112,538	114,306

AFFO per share	$2.49	$2.18

(1)	Prior year amounts have been reclassed to conform to the current year presentation.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2021

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

(in millions, except per share amounts)	Full Year 2021
Net income	$159.0	to	$208.0
Real estate related depreciation, amortization, and accretion	715.5	to	707.5
Asset impairment and decommission costs	28.0	to	23.0

FFO	$902.5	to	$938.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(1.5)	to	3.5
Non-cash straight-line ground lease expense	5.5	to	10.5
Non-cash compensation	84.0	to	79.0
Non-real estate related depreciation, amortization, and accretion	9.5	to	7.5
Amort. of deferred financing costs and debt discounts	60.5	to	61.5
Loss from extinguishment of debt, net	11.5	to	12.5
Other expense, net	72.0	to	72.0
Acquisition and new business initiatives related adjustments and expenses	20.0	to	15.0
Non-discretionary cash capital expenditures	(47.0)	to	(37.0)

AFFO	$1,117.0	to	$1,163.0

Weighted average number of common shares (1)	111.7	to	111.7

AFFO per share	$10.00	to	$10.41

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2021.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31, 2020
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
Revolving Credit Facility	380,000
2018 Term Loan	2,340,000

Total secured debt	7,830,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000
2020 Senior Notes	1,500,000

Total unsecured debt	3,350,000

Total debt	$11,180,000

Leverage Ratio
Total debt	$11,180,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(340,908)

Net debt	$10,839,092

Divided by: Annualized Adjusted EBITDA	$1,522,384

Leverage Ratio	7.1x

Secured Leverage Ratio
Total secured debt	$7,830,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(340,908)

Net Secured Debt	$7,489,092

Divided by: Annualized Adjusted EBITDA	$1,522,384

Secured Leverage Ratio	4.9x